Exhibit 4.3

Amended and Restated

Royal Bank of Canada

Employee Deferred Advantage Plan

     And Prospectus

The date of this document is January 1, 2020

This document constitutes part of

a prospectus covering securities

that have been registered under

The Securities Act of 1933

RBC U.S.A. Holdco. Corporation

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TABLE OF CONTENTS

(continued)

		Page
SECTION 9 AMENDMENT OR TERMINATION		17
9.1	Amendments to and Termination of Plan	17
9.2	Merger	17
9.3	Applicability to Successors	17

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SECTION 1

INTRODUCTION

1.1 General Nature and Purpose of the Plan.

(a) Nature and Purpose. The Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”) is a nonqualified deferred compensation plan under which certain key employees of the Royal Bank of Canada (the “Company”) and its Participating Subsidiaries (collectively, the “Employers”) may defer receipt of a portion of their compensation until specified distribution dates.

(b) Company U.S. Deferred Compensation Plan History. This Plan is a plan that is wholly separate from the US Wealth Accumulation Plan, and benefits under this Plan are separate from and unrelated to any benefits provided under the US Wealth Accumulation Plan. Further, distribution elections for, timing of, and triggering events for contributions made under this Plan are governed by this Plan, not the US Wealth Accumulation Plan.

(c) Purposes of the Plan. The purposes of this Plan are to (i) allow key employees to defer taxation of a portion of their income, (ii) induce key employees to increase performance to assist the Company in reaching its goal of increased profitability, and (iii) attract and retain key employees.

(d) Applicability of ERISA. The Plan is not intended to be a tax-qualified plan under Code Section 401 or an “employee pension benefit plan” as defined by the Employee Retirement Income Security Act of 1974, as amended. The intent of this Plan is to provide in-service distributions of deferrals made hereunder and restricting payments after a Separation to only incidental payments.

(e) Effectiveness. This Plan was first effective January 1, 2013, and it was restated effective January 1, 2016, and this restatement (the “Restatement”) is effective from and after January 1, 2020.

1.2 Definitions.

“Account Balance” means, for any given date, a Participant’s Deferred Compensation, plus or minus the hypothetical investment performance thereon.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bonus” means that portion of Gross Cash Compensation that is paid during a Plan Year that is based on services performed during the Performance Year.

“Business” means the chief officer and/or operating committee of any Participating Subsidiary.

“Change in Control” means the Company’s sale of (a) at least 75% of the equity or (b) all or substantially all of the assets of a Participating Subsidiary to a person or entity (or a collection of Persons or entities acting as a group) that is not the Company, an Employer or an Affiliate of either. Notwithstanding the foregoing, a Change in Control will be deemed to have occurred only if such transaction meets the requirements of a “change in control” (as described in Treasury Regulation § 1.409A-3(i)(5)) with respect to the Participating Subsidiary.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and includes the regulations and guidance in effect thereunder.

“Committee” means the WAP Committee (or successor committee), and any person, entity or office to whom the Committee properly delegates any authority related to this Plan. The members of the Committee, if any, serve at the pleasure of the Company, which has the power to appoint and remove members at any time.

“Company” means Royal Bank of Canada, a Schedule I bank under the Bank Act (Canada) with its corporate headquarters in Toronto, Ontario, Canada, and any successor or assign.

“CRMOC” means the Compensation Risk Management Operating Committee (or successor committee). The members of the CRMOC, if any, serve at the pleasure of the Company, which has the power to appoint or remove members at any time.

“Deferred Compensation” means the sum of a Participant’s Voluntary Deferrals and Mandatory Deferrals, if any.

“Disability” means the Participant’s injury or illness that both (a) qualifies him or her for benefits under a long-term disability plan covering eligible employees of the Participant’s Employer and (b) causes the Participant to be absent from his or her employment with his or her Employer for a continuous period of not less than 12 months; provided, however, that solely for purposes of Section 4.1(c) of the Plan, the Company may, in its sole discretion, determine that a Participant has a Disability if his or her injury or illness both (a) qualifies him or her for benefits under a long-term disability plan covering eligible employees of the Participant’s Employer and (b) is expected to cause the Participant to be absent from his or her employment with his or her Employer for a continuous period of not less than 12 months. To be considered to have a Disability, the Participant must also have terminated from employment with the Employers and their Affiliates.

“Employee” means an individual classified as a common law employee by, and on the payroll of, an Employer.

“Employers” means the Company and Participating Subsidiaries.

“FICA” means the Federal Insurance Contribution Act.

“Fiscal Year” means the Company’s accounting year, which begins each November 1 and ends each October 31.

“Fund Addition Date” means such times as interest or dividends are paid or other distributions are made in connection with a Mutual Fund or GAM Fund.

“GAM Funds” means the Company US Global Asset Management Funds as identified below, including any successor fund by virtue of a change in name, asset class and/or ticker symbol.

RBC Small Cap Core Fund Class R6	RBRCX
RBC Emerging Markets Equity Fund Class R6	RREMX
Access Capital Community Investment Fund Class I	ACCSX
RBC Short Duration Fixed Income Fund Class I	RSDIX
RBC Bluebay High Yield Bond Fund Class I	RGHYX

“GAM Fund Price” means, unless otherwise determined by the Committee, the daily reported closing price of an interest in, or units of, the GAM Funds.

“Gross Cash Compensation” has the meaning ascribed to “Recognized Compensation” under the Qualified Plan on the first day of each Plan Year to which an election to defer compensation relates. Gross Cash Compensation is Recognized Compensation that is earned by an Employee for services rendered during a Plan Year, and includes any amounts an Employee contributes to the Qualified Plan or an employer-sponsored cafeteria plan from his or her total compensation. Notwithstanding anything to the contrary, (i) if “Recognized Compensation” includes any distributions from deferred compensation plans, Gross Cash Compensation shall include such amounts only to the extent that any further deferral of such amounts into this Plan does not cause the imposition of an additional tax under Code Section 409A, (ii) Gross Cash Compensation shall exclude any “DAP Transition Payments,” “heritage transition payments” or other similar payments that would otherwise be included in “Recognized Compensation,” and (iii) Gross Cash Compensation earned for any payroll period that includes the last day of a calendar year, and for which payment is made after such last day of the calendar year in accordance with the Employer’s standard payroll practice, shall be treated as earned in the year of payment.

“Latest Payment Date” means the July 1 following the fifth calendar year after the year in which the Voluntary Deferrals were contributed to this Plan. For example, for Voluntary Deferrals contributions made in 2020, the latest Payment Date is July 1, 2026.

“Mandatory Deferrals” means that portion of an Employee’s Gross Cash Compensation that must be deferred to the Plan, as determined pursuant to the formula set forth in the Institutional Middle Market compensation plan or the Complex Director Compensation Plan, as applicable. For purposes of Code Section 409A, Mandatory Deferrals are not “voluntary deferrals” and can be subject to a “substantial risk of forfeiture” as that term is used in Code Section 409A.

“Measurement Year” means the period beginning each October 1 and ending each September 30.

“Mutual Funds” means any of the mutual funds that have been selected by the Committee, as supplemented, replaced or eliminated from time-to-time at the discretion of the Committee.

“Mutual Fund Price” means, unless otherwise determined by the Committee, the daily reported closing price of an interest in, or units of, the Mutual Funds.

“NYSE” means the New York Stock Exchange.

“Participant” means an individual who has an Account Balance.

“Participating Subsidiary” means a corporation, now or in the future, affiliated with the Company that adopts, or has adopted, the Plan. No corporation may become a Participating Subsidiary without prior consent of the Company. Such participation is subject to such limitations as the Company may impose and will cease upon a Change in Control of such Participating Subsidiary.

“Payment Date” means a July 1 on or before the Latest Payment Date, as elected by the Employee on his or her election Form, as described in Section 2.2.

“Performance Year” means the 12-month service period beginning each April 1 and ending on the following March 31.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

“Plan” means the Royal Bank of Canada Employee Deferred Advantage Plan, as set forth in this document and as amended from time to time.

“Plan Interest Rate” means an interest rate determined from time to time by the Committee.

“Plan Obligor” means the party that is responsible for satisfaction of amounts payable to Participants.

“Plan Year” means, with respect to a particular year, the 12-month period beginning January 1 and ending December 31 of such year.

“Qualified Plan” means the RBC-U.S.A. Retirement and Savings Plan, as amended from time to time.

“Separation” means the separation of employment from the Employers or any Affiliate of an Employer, as the case may be, of a Participant, other than due to such Participant’s death or Disability. Notwithstanding the foregoing, transfers of employment among the Employers and their Affiliates will not be a “Separation” for purposes of this Plan, and any separation from employment will not be a “Separation” unless it also constitutes a “separation from service” under Code Section 409A.

“Total Cash Compensation” means those items of an Employee’s compensation that are coded as “BenSal” in his or her Employer’s payroll system. Such items include, for example, base salary, commissions, cash bonuses, and amounts distributed under cash-based nonqualified deferred compensation plans.

“Vesting Date” means the date that Mandatory Deferrals vest, as set forth in Section 4.1.

“Vice President of Pension & Benefits” means the Company’s Vice President of Pension & Benefits (or his or her successor), and any person, entity or office to whom the Vice President of Pension & Benefits properly delegates any authority related to this Plan.

“Voluntary Deferrals” means the portion or percentage of an Employee’s eligible Gross Cash Compensation that the Employee elects to defer to the Plan in accordance with Section 2.2.

1.3 Rules of Interpretation. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” mean and refer to this entire Plan and not to any particular paragraph or section of this Plan unless the context clearly indicates to the contrary. The titles given to the various sections of this Plan are inserted for convenience of reference only and are not part of this Plan and they will not be considered in determining the purpose, meaning or intent of any provision hereof. Any reference in this Plan to a statute or regulation will be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

SECTION 2

DEFERRALS AND DEEMED INVESTMENTS

2.1 Eligibility.

(a) Eligible Employees. Employees eligible to participate in the Plan are key employees of an Employer whose compensation or production exceeds a level deemed appropriate by the Company and who are invited to become Participants by the Company or the Business. For 2020, and for successive Plan Years unless revised by the Company, the following individuals shall be Eligible Employees:

(i) Employees classified as “Financial Advisors” (excluding those Financial Advisors who are also classified as “Institutional Middle Market”) by their Employer and whose production levels for the preceding Fiscal Year are at least $550,000, but do not qualify for President or Chairman Council.

(ii) Employees classified as “Branch Directors” by their Employer and whose production levels for the preceding Fiscal Year are at least $550,000, but do not qualify for President or Chairman Council.

(iii) Employees (including newly hired employees) classified as “PCG Complex Directors,” as “PCG Divisional Directors,” as “Institutional Middle Market Sales - Financial Advisors” or as “Institutional Middle Market—Head.”

(iv) Employees who hold positions classified by their Employer as similar to those referenced in (i) and (ii) above, whose production levels for the preceding Fiscal Year are at least $550,000, and who are notified in writing that they are eligible to participate in the Plan.

(v) Employees whose employment class is not listed in item (i), (ii) or (iii) above and who, for the preceding Measurement Year, had Total Cash Compensation of at least $350,000, but less than $1 Million.

(vi) Employees hired during a Plan Year whose performance at their prior employer during the 12 months prior to their employment date with an Employer would have qualified them for participation under item (i) or (ii) above had such Employees performed such services for an Employer.

(vii) Employees hired during a Plan Year whose employment class is not listed in item (i) or (ii) above and who are guaranteed to earn at least $350,000, but less than $1 Million, in salary and bonus during the Measurement Year that contains their hire date.

(b) Ineligible Employees.

(i) Notwithstanding anything in the Plan to the contrary, employees of a “nonqualified entity,” as that term is described under Code Section 457A are ineligible to participate in the Plan, even if they satisfy any of the eligibility criteria described in Section 2.1(a):

(ii) No Deferred Compensation or other benefits are available under the Plan for services rendered by an Employee:

(1) who is excluded pursuant to Section 2.1(b)(i);

(2) who is a resident of Canada for purposes of the Income Tax Act (Canada) throughout the period during which the services were rendered; or

(3) in Canada, or in connection with a business carried on by an Employer in Canada, or a combination thereof.

2.2 Election to Voluntarily Defer Compensation. Eligible Employees may enroll in the Plan by electing to make Voluntary Deferrals for the next succeeding Plan Year.

(a) Compensation Eligible for Deferral. Eligible Employees may defer all a portion of their Gross Cash Compensation to the Plan pursuant to this Section and subject to any rules and limits as determined by the Company and/or Business:

(i) Irrevocable elections for Voluntary Deferrals on Gross Cash Compensation, excluding any Bonus, earned during a Plan Year must be made no later than December 31 of the year immediately preceding the Plan Year in which such compensation will be earned.

(ii) Irrevocable elections for Voluntary Deferrals on Gross Cash Compensation related to a Bonus payable in the Plan Year must be made no later than the day immediately before the Performance Year subject to the election, or such later date as may be permitted under Code Section 409A.

(iii) Notwithstanding items (i) and (ii) above, an Employee who first becomes eligible to participate in the Plan during a Plan Year has 30 days from the date of such initial eligibility to submit an election to defer compensation described in items (i) or (ii) above, as applicable, for services performed during such Plan Year or Performance Year, respectively, after the date of such initial election.

(b) Effectiveness of Elections. For a given Plan Year, a written or online election to defer compensation is irrevocable after it is accepted by the Company. An election by an Employee who is first eligible to participate in the Plan during a given year becomes effective beginning the first day of the month following the date such election form is submitted and accepted by the Company.

(c) Limits on Elections. The Business and Company have the discretion to limit the amount of Voluntary Deferrals or the amount of Gross Cash Compensation that may be taken into account for making Voluntary Deferral contributions. The Company, which may accept input from the Business, will from time to time establish the maximum percentage of a Participant’s Gross Cash Compensation and/or Bonus that he or she may elect to defer under the Plan.

(d) Payroll Deduction. Voluntary Deferrals will be deferred by payroll reduction during each payroll period for which a valid election is in place.

2.3 Investments.

(a) Annual Deferrals. On each Plan Year’s election, a Participant (or Employee for the first election) may choose the form of the hypothetical investment of his or her Deferred Compensation by electing to credit such deferrals for any Plan Year to one or more of the hypothetical investments established by the Committee. If a Participant fails to elect how deferrals are deemed to be invested, such Deferred Compensation will be deemed to be invested at the Plan Interest Rate.

(b) Investment Fund Exchanges. Subject to such rules as the Company, from time to time and in its sole and absolute discretion, may impose a Participant may elect to have all or a portion of his or her Account Balance transferred to any other type of hypothetical investment. Participants may initiate an investment fund exchange by submitting a request in writing to the Company in such form as the Company determines. Requests made during any month to exchange all or any portion of an Account Balance for another hypothetical investment will be honored at the time/times determined by the Company.

2.4 Participant Accounts. Accounts for Participants will be established for bookkeeping purposes only and will not be considered as, or as evidence of the creation of, a trust fund or a transfer or other segregation of assets for the benefit of the Participants or their estates. Such accounts will be established and credited with the appropriate amounts as provided for in the Plan as of the end of each business day.

SECTION 3

INFORMATION CONCERNING INVESTMENT ALTERNATIVES

3.1 Company Common Shares.

(a) Company Common Shares. For any Plan Year, in connection with a Participant’s election to have a portion of his or her Deferred Compensation credited toward Company common shares, the applicable Participant’s account will be deemed to have been allocated the number of Company common shares, including fractional shares, resulting from dividing such portion of the Participant’s Deferred Compensation allocated to the investment in Company common shares by the closing price per Company common share on the NYSE as reported on the day of crediting.

(b) Dividends on Company Common Shares. At such times as the Company declares dividends on its common shares, an amount equal to the number of Company common shares credited to a Participant’s account on the record date multiplied by the declared dividend per share in U.S. dollars (such dividend to be calculated without taking into account any and all Canadian withholding taxes to which such dividend might be subject, if actually paid) will be credited, on the payment date, to such Participant’s account in cash (if dividends are paid in cash) or in Company common shares (if dividends are declared in common shares), or in such other property determined by the Company

(c) Additional Purchases of Company Common Shares. All amounts credited to a Participant’s account as a result of cash dividends will be used on a daily basis (or on such other date as determined by the Committee in its sole discretion) to purchase hypothetical Company common shares. The number of additional Company common shares credited to each Participant’s account after the end of each day due to the hypothetical purchases described in this paragraph will be equal to the number of Company common shares, including fractional shares, derived by dividing the total amount of cash credited to the Participant’s account as described in this Section 3.1 by the closing price per Company common share on the NYSE as reported on the date of the hypothetical purchase of the Company common shares credited to such Participant’s account under this Section 3.1.

3.2 Plan Interest Rate. Participants may elect to have all or a portion of their Deferred Compensation invested at the Plan Interest Rate.

3.3 Mutual Funds and GAM Funds.

(a) Mutual Funds and GAM Funds. A Participant may elect to have all or a portion of their Deferred Compensation deemed invested in one or more Mutual Funds and/or GAM Funds. Such Participant’s account will be allocated the number of units (including fractional units) of a Mutual Fund and/or GAM Fund equal to the portion of his or her Account Balance allocated to investments in Mutual Funds and/or GAM Funds divided by the Mutual Fund Price and/or GAM Fund price, as applicable.

(b) Interest or Dividends on Mutual Funds and/or GAM Funds. On each Fund Addition Date, a determination will be made as to the number of units (including fractional units) of the Mutual Fund and/or GAM Fund that will be credited to a Participant’s account as of the Fund Addition Date. On the Fund Addition Date, an amount equal to the number of units of the Mutual Fund and/or GAM Fund credited to a Participant’s account multiplied by the amount of the interest or dividend per unit of the Mutual Fund and/or GAM Fund will be credited to such Participant’s account, or other fund determined by the Committee. Interest payments or other distributions will be deemed reinvested in additional units of the Mutual Fund and/or GAM Fund at prevailing market prices on the Fund Addition Date.

3.4 Valuation. Except for changes resulting from Plan investment fund exchanges described in Section 2.3(b), the notional value of a Participant’s accounts will be updated daily (through the applicable valuation date described in Section 5.2) to reflect any increases or decreases in the value of the Participant’s hypothetical investment.

The account of a Participant with a hypothetical investment in Mutual Funds and/or GAM Funds will be debited by an amount representing a quarterly fee. The amount of the quarterly fee will be determined by multiplying the value of the Participant’s hypothetical investment in such funds, as described above, by a decimal determined by the Company. The Company will from time to time review this calculation and may change the decimal factor used in this calculation.

SECTION 4

VESTING

4.1 Vesting Date. Voluntary Deferrals (and the related investment returns) are fully vested at all times. Mandatory Deferrals (and the related investment returns) in a Participant’s account will vest on the “Vesting Date,” which is the earliest of the following:

(a) With respect to one-third of each Mandatory Deferral, the first day of the first, second and third Plan Years following the Plan Year in which such Mandatory Deferral was made to the Plan; provided, that for purposes of Section 5.2(b), the “Vesting Date” for any Mandatory Deferral shall be the date upon which such Mandatory Deferral becomes fully vested in accordance with the foregoing vesting schedule;

(b) the date of the Participant’s death while employed with an Employer or an Affiliate of an Employer;

(c) the date the Participant satisfies the definition of Disability;

(d) the date of Separation for a Participant who is classified by an Employer as Institutional Middle Market or Complex Director and whose age and years of employment (as determined using the service rules set forth in the Qualified Plan) with the Employers when combined equals at least 60 at Separation and who has entered into a non-competition, non-solicitation and related agreement (the “Restrictive Covenants Agreement”) of at least one year at the request of the Participant’s employer in the form then approved by the Company and/or Business; provided that for any resident of California, North Dakota, Oklahoma or any other jurisdiction as determined by the Company who enters into a Restrictive Covenants Agreement, such date shall be the later of the first anniversary of the date such Participant enters into the Restrictive Covenants Agreement or the first anniversary of the Participant’s Separation (subject to the Participant’s adherence to the terms therein until such date);

(e) the date of Separation for a Participant who is classified by an Employer as Institutional Middle Market and who is terminated due to restructuring, as determined by the Company; and

(f) the date described in Section 4.2.

4.2 Change in Control. In the event of a Change in Control of a Participating Subsidiary, each Participant who is employed by such Participating Subsidiary immediately prior to the date on which the Change in Control is consummated and who, due to the Change in Control (as determined by the Company), is no longer employed by an Employer immediately after the Change in Control will become vested in his or her Mandatory Deferrals (and related investment returns) as follows:

(a) Minimum Vesting. Each affected Participant’s Mandatory Deferrals will be vested pro rata, based on the period of time that has elapsed from the effective date of the contribution to the date of the Change in Control relative to the total vesting period related to such contribution. Before a Change in Control event, the Company will establish a reasonable method for calculating the pro rata portion of each affected Participant’s Account Balance.

(b) Discretionary Vesting. The Board has the discretionary authority to vest any amount held in an affected Participant’s account that remains unvested after the application of paragraph (a) above. In making its determination, the Board may consider the terms of the transaction governing the Change in Control, the financial impact on the Employers, and any other factors it deems relevant to its determination.

4.3 Forfeitures. Except as otherwise specifically set forth herein, all Mandatory Deferrals and related deemed investment returns that are not vested on the Participant’s Separation date will be deemed forfeited, and such Participant’s account will be appropriately reduced.

SECTION 5

DISTRIBUTIONS

5.1 Payment Date. Upon electing to make Voluntary Deferrals to the Plan for a Plan Year, a Participant must select a Payment Date on his election for such deferrals. Such Payment Date will govern the date the related Voluntary Deferrals will be distributed to the Participant and must be no later than Latest Payment Date. If the Participate fails to name a Payment Date, the default payment date will the Latest Payment Date. The Payment Date is subject to this SECTION 5 and any other terms and conditions the Company may impose. Notwithstanding anything to the contrary, the Company may require a Participant to elect a date that is earlier than the Latest Payment Date in order to prevent payments under this Plan to be made after such Participant’s Separation.

5.2 Distribution Dates. Distributions of a Participant’s Account Balance will be made upon the first to occur of the following dates:

(a) The Payment Date. Distributions of a Participant’s Voluntary Deferrals and related investment returns will be made in a single payment on the Payment Date or within 90 days following the Payment Date. The Voluntary Deferrals to be distributed will be valued as of the Payment Date (or, if the Payment Date is not a business day, the next following business day).

(b) The Vesting Date. Distributions of a Participant’s Mandatory Deferrals and related investment returns will be made in a single payment on the July 1 (or within 90 days following the July 1) immediately following the Vesting Date. The Mandatory Deferrals to be distributed will be valued as of the July 1 following the Vesting Date (or, if such date is not a business day, the next following business day).

(c) Death Distributions. If the Participant dies while employed by the Employers or their Affiliates, distribution of his or her Account Balance will be made in a single payment to such Participant’s beneficiaries within 90 days after the Participant’s death. The value of the vested Account Balance will be determined as of the date the Participant died (or the date of his or her last Voluntary Deferral or Mandatory Deferral, if later). Notwithstanding the foregoing, if any Deferred Compensation contributions are made on behalf of the Participant after his or her death, such contributions will be made no later than on the first business day of the Plan Year following the year of the Participant’s death. Such contributions and any dividends allocated to the Participant pursuant to Section 3.1(b) will be (i) fully vested when made, (ii) distributed in a single payment to the appropriate beneficiaries as soon as feasible after the final contribution is made on behalf of the Participant (but no later than March 15 following the Plan Year in which the Participant died), (iii) valued as of the date the final contribution (and dividend allocation date for deemed dividends) is made on behalf of the Participant, and (iv) deemed separate distributions for purposes of Code Section 409A

(d) Disability. Distributions due to Disability will be made in a single payment to the Participant promptly after, but in no event after the 90th day following, the date the Participant satisfies the definition of Disability. The Participant’s account will be valued as of the date the Participant satisfies the definition of Disability. If such date is not a business day, the account will be valued as of the next following business day.

(e) Separation. If the Participant has a Separation before his or her Payment Date, a distribution of his or her vested Account Balance will be made in a single sum promptly after, but in no event after the 90th day following, the July 1 of the Plan Year that begins following the year of Separation. The Participant’s account will be valued as of the July 1 on or preceding the distribution date. If such July 1 is not a business day, the account will be valued as of the next following business day.

(f) Change In Control. If, as a result of a Change in Control, a Participant’s employer that is a Participating Subsidiary ceases to be a Participating Subsidiary under the Plan, each Participant who is employed by such Participating Subsidiary immediately prior to the date on which the Change in Control is consummated and who, due to the Change in Control (at the determination of the Company), is no longer employed by a Participating Subsidiary immediately after the Change in Control will receive his or her vested Account Balance on the date on or promptly after, but in no event after the 90th day following, the date the Change in Control is consummated. The Participant’s account will be valued as of the date of the Change in Control.

5.3 Form of Distributions. A Participant’s Account Balance will be distributed in cash, less the amount of cash needed to satisfy withholding requirements with respect to all applicable federal, state and local taxes.

5.4 Designation of Beneficiary. Each Participant has the right to designate in writing or on-line, in form satisfactory to the Company, one or more beneficiaries to receive the unpaid vested balance of the Participant’s account in the event of such Participant’s death, and may change or revoke any prior beneficiary designation by a similar instrument in writing. Any beneficiary designation must be received by the Company before the Participant’s death. Any beneficiary designation of a Participant’s spouse will automatically be made void in the event of a divorce. If a Participant fails to designate a beneficiary or, having revoked a prior beneficiary designation, fails to designate a new beneficiary, or in the event the Participant’s beneficiary designation fails, in whole or in part, by reason of the prior death of a designated beneficiary, divorce or for any other cause, then the undistributed vested balance of the Participant’s account, or the portion thereof as to which such designation fails, as the case may be, will be paid to the Participant’s spouse, or if none, the Participant’s estate.

5.5 Disclaimers by Beneficiaries. A beneficiary entitled to a distribution of all or a portion of a deceased Participant’s accounts may disclaim his or her interest therein subject to the following requirements. To be eligible to disclaim, a beneficiary must be a natural person, must not have received a distribution of all or any portion of such accounts at the time such disclaimer is executed and delivered, and must have attained at least 21 years of age as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the beneficiary before a notary public. A disclaimer will state that the beneficiary’s entire interest in the undistributed accounts is disclaimed or will specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Company after the date of the Participant’s death but not later than 180 days after the date the Company has actual knowledge of the Participant’s death. A disclaimer will be irrevocable when delivered to the Company. A disclaimer will be considered to be delivered to the Company only when actually received by the Company. The Company will be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the beneficiary will be considered not to have survived the Participant as to the interest disclaimed and any distribution made to the beneficiary will be reversed. A disclaimer by a beneficiary will not be considered to be a transfer of an interest in violation of the provisions of SECTION 6 and will not be considered to be an assignment or alienation of benefits in violation of any law prohibiting the assignment or alienation of benefits under this Plan. The Company will not recognize any other form of attempted disclaimer.

5.6 Federal Income Tax.

(a) Tax Consequences of Participating in the Plan. The Plan provides that the election to defer any portion of a Participant’s compensation, and the establishment of a fixed date for payment, is made prior to the performance of the personal services for an Employer to which the compensation relates. Accordingly, the Company believes that Participants are not expected to recognize the deferred amounts as ordinary income for federal income tax purposes until such amounts are actually paid or distributed to them by the Company; provided, that such amounts may still be subject to FICA taxes when deferred to the Plan or become vested under the Plan. Similarly, the Company is not expected to be allowed any income tax deduction on account of the Plan until, and for its taxable year in which, a Participant recognizes ordinary income hereunder, to the extent such amount satisfies the general rules concerning deductibility of compensation. As described above and in Section 5.7 below, it is expected that the Company will be required to withhold or otherwise collect income and other payroll taxes upon such amounts as required under Code Section 3402 and certain other Code sections.

(b) Payment Acceleration for Employment Taxes. Notwithstanding any provision of the Plan to the contrary, to the extent the Company cannot withhold FICA taxes from the Participant’s regular payroll checks to cover the FICA taxes owed by a Participant on Mandatory Contributions as they vest, the Company will accelerate distributions under the Plan as necessary to pay such FICA tax. In no event may the amount of the acceleration exceed the aggregate of the FICA taxes owed by such Participant that cannot be withheld from the Participant’s regular payroll.

(c) Compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with Code Section 409A, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provisions cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Code Section 409A, and the Plan shall be interpreted and construed accordingly in order to comply with Code Section 409A, the regulations and other binding guidance promulgated thereunder. Accordingly, if a Participant is a specified employee for purposes of Code Section 409A and a payment subject to Code Section 409A to the Participant is due upon separation from service, such payment shall be delayed for a period of six (6) months after the date the Participant separates from service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Code Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or the Board of Directors of the Company (or any member thereof), or the Company (or its employees, officers, directors, or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.

(d) Participants Should Consult Their Tax Advisors. Due to the complexity of the applicable provisions of the Code, this summary of certain federal income tax consequences sets forth only the general tax principles affecting the Plan. These general tax principles are subject to changes that may be brought about by subsequent legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Neither the Company nor any Participating Subsidiary has obtained, and as a result of various provisions the Plan is not eligible for, a ruling from the Internal Revenue Service regarding the federal income tax consequences associated with participation in the Plan. Participants may be subject to state or local income taxes as a result of their election to defer compensation pursuant to the Plan, and Participants should refer to the applicable laws in those jurisdictions. Accordingly, each Plan Participant should consult his or her own tax counsel on questions regarding tax liabilities arising upon any election to defer compensation pursuant to the Plan and any distributions made to such Participant pursuant to the Plan.

5.7 Tax Withholding. All distribution payments will be treated as wages for tax purposes and therefore will be made net of all applicable income, FICA (to the extent not already withheld at the time of deferral or at vesting), payroll and other taxes required to be withheld. In connection with any event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or any of its Affiliates relating to amounts under the Plan (including, without limitation, FICA tax), (a) a Participant’s employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant, whether or not pursuant to the Plan, or (b) the Company will be entitled to require that the Participant remit cash to the Company, his or her employer or any of its Affiliates (through payroll deductions or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligations.

SECTION 6

SPENDTHRIFT PROVISIONS

Neither any Participant nor the personal representative of any Participant has any transferable interest in the Participant’s account or any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt of payments in accordance with the rules described in SECTION 5, nor will the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by creditors (including current or former spouses) of the Participant or the personal representative of the Participant.

SECTION 7

ADMINISTRATION

7.1 The Company. The Plan will be administered by the Company. The Company has the full power and sole discretionary authority to make all determinations provided for in the Plan, including, without limitation, promulgating rules and regulations as the Company considers necessary or appropriate for the implementation and management of the Plan as well as rules to address potential conflicts of interest and to restricted post-employment payments; provided that the Board of Directors of the Company also has the full power and discretionary authority to make determinations with respect to all provisions of the Plan. The decision or action of the Company, or its appropriate representative, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. To further these administrative provisions, to the extent that the Company has rights or obligations under this Plan such rights or obligations may be performed by any person, entity or office, including employees with compensation and benefits responsibilities or employees of a Participating Subsidiary, in each case who are authorized by an officer of the Company with respect to this Plan. More information about Plan administration may be obtained by calling US HRSC at 1 (866) 477-3783.

7.2 Claims Procedure. If any Participant or his or her estate is in disagreement with any determination that has been made for payment under this Plan, a claim may be presented to the Vice President of Pension & Benefits in accordance with procedures set forth in this SECTION 7.

(a) The claim must be written and must be delivered to the Vice President of Pension & Benefits within 90 days of the date on which the Participant or beneficiary knows or should have known of his or her claim for benefits. Within 90 days after the claim is delivered, the claimant will receive either a decision by the Vice President of Pension & Benefits, a request for more information, or notification that additional time is necessary. The Vice President of Pension & Benefits will generally deliver a determination within 180 days of the initial claim, which decision shall be final and binding on the Participant.

(b) No action at law or in equity may be brought to recover benefits or otherwise enforce the provisions of the Plan unless the Participant or beneficiary has exhausted all remedies under this SECTION 7. Any action brought after exhaustion of such remedies must be brought within 90 days after the Participant or beneficiary has received final notice of a claim determination under Section 7.2(a).

SECTION 8

OTHER ADMINISTRATIVE MATTERS

8.1 Reporting. As soon as administratively feasible after each calendar quarter end, the Company will prepare and make available to each Participant a report showing (a) the amounts credited to the Participant’s account since the last report from the Company, and (b) the amounts of any distributions made since the last report. At its discretion, the Company may prepare and make available more frequent reports to Participants.

8.2 Plan Obligor; Status as Unsecured General Creditors.

(a) The Company will be the Plan Obligor with respect to distributions from all accounts.

(b) All Participants are general unsecured creditors of the Plan Obligor with respect to amounts payable pursuant to distributions from the accounts.

As such, Participants and their estates will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets, of the Employers. The Plan does not require that any hypothetical investments under this Plan be funded by the Company. If a Plan Obligor, in its discretion, elects to set aside monies or other assets to meet its obligations under the Plan (there being no obligation to do so) through the creation of a trust or otherwise, such monies or other assets will be subject to the claims of its general creditors, and neither any Participant nor any beneficiary of any Participant will have a legal, beneficial or security interest therein.

8.3 Disclaimer of Employment and Bonus Rights. The Plan is not a contract for employment and does not grant any employee the right to be retained in the employment of the Employers or to obtain any compensation. Upon dismissal or severance of employment, no Participant will have any right or interest under the Plan, other than as specifically provided herein.

8.4 Administrative Expenses of the Plan. Participants will be responsible for all administrative expenses incurred with respect to this Plan and for all administrative expenses and other fees of this Plan (to the extent such expenses are not paid by the Company), including the costs of outsourced record-keeping (which expenses will be deducted proportionately among Participants’ accounts).

8.5 Voting Rights. Participants’ accounts under the Plan are bookkeeping accounts and, accordingly, Participants will not have any voting rights with respect to any common shares or any units or other interests in Mutual Funds and/or GAM Funds deemed allocated to any Participant’s account.

8.6 Governing Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that state to the extent not preempted by federal law and will be construed and enforced in accordance with the laws of the State of Minnesota.

SECTION 9

AMENDMENT OR TERMINATION

9.1 Amendments to and Termination of Plan. The Plan may be amended from time to time or terminated at any time by the Company. Amendments may include, without limitation, (a) ensuring that neither the Plan Obligors nor the Participants are subject to adverse Canadian or United States tax consequences, (b) modifying the form of distribution of Participants’ accounts and (c) such other amendments as deemed necessary or desirable; provided, however, that no such amendment or termination will have the effect of (i) reducing the vested portion of amounts already credited to a Participant’s account; (ii) extending the time of distribution of such Participant’s accounts, without the consent of such Participant and only in a manner permitted by Code Section 409A; or (iii) causing a violation of Code Section 409A. In the event of a termination of the Plan, all accounts will be deemed vested and amounts credited thereto will be distributed to Participants in accordance with the distribution guidelines under Code Section 409A.

9.2 Merger. The Company may cause all or part of this Plan to be merged with all or a part of any other nonqualified deferred compensation plan maintained by any company. If the Company agrees to such a merger, the Company will specify in writing the terms and conditions of such merger and may obtain such consents and agreements as it deems necessary or desirable.

9.3 Applicability to Successors. This Plan will be binding upon and inure to the benefit of the Company and to the extent that the Company is a Plan Obligor under the Plan for any accounts, the Participating Subsidiaries, their successors and assigns, each Participant, his or her personal representatives and any beneficiaries. If the Company becomes a party to any merger, consolidation or reorganization, this Plan will remain in full force and effect as any obligation of the Company or its successors in interest.

IN WITNESS WHEREOF, Royal Bank of Canada has caused this Restatement to be executed by its duly authorized officer this 12th day of Nov, 2019.

ROYAL BANK OF CANADA

By:	/s/ David Schwarz

Its:	/s/ David Schwarz

AMENDMENT NO. 1 AND PROSPECTUS SUPPLEMENT TO

Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan (As of January 1, 2020)

WHEREAS: Royal Bank of Canada (the “Company”) has previously adopted, and currently maintains, the Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”), which was most recently amended and restated as of January 1, 2020; and

WHEREAS: The Company has reserved the right, under Section 9 of the Plan, to amend the Plan at any time; and

WHEREAS: The Company wishes to amend the Plan, effective as of the dates specified below, to update the definition of “Committee” and make clarifying changes related to the CRMOC no longer being active, the removal of GAM Funds from the Plan’s line-up, and the eligibility of PCG Associate Complex Directors.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective as of January 1, 2018, the definition of “Committee” in Section 1.2 of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“Committee” means the RBC USA Pensions and Benefits Committee (or successor committee), and any person, entity or office to whom the Committee properly delegates any authority related to this Plan. The members of the Committee, if any, serve at the pleasure of the Company, which has the power to appoint and remove members from time to time.

2. Effective as of March 30, 2022, the definition of “CRMOC” in Section 1.2 of the Plan is hereby deleted in its entirety.

3. Effective July 1, 2022, the definition of “Fund Addition Date” in Section 1.2 of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“Fund Addition Date” means such times as interest or dividends are paid or other distributions are made in connection with a Mutual Fund.

4. Effective July 1, 2022, the definition of “GAM Funds” in Section 1.2 of the Plan is hereby deleted in its entirety.

5. Effective July 1, 2022, the definition of “GAM Fund Price” in Section 1.2 of the Plan is hereby deleted in its entirety.

6. Effective as of March 30, 2022, Section 2.1(a)(iii) of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

(iii) Employees (including newly hired employees) classified as “PCG Complex Directors,” as “PCG Associate Complex Directors,” as “PCG Divisional Directors,” as “Institutional Middle Market Sales - Financial Advisors” or as “Institutional Middle Market - Head.”

7. Effective July 1, 2022, Section 3.3 of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

3.3 Mutual Funds.

(a) Mutual Funds. A Participant may elect to have all or a portion of their Deferred Compensation deemed invested in one or more Mutual Funds. Such Participant’s account will be allocated the number of units (including fractional units) of a Mutual Fund equal to the portion of his or her Account Balance allocated to investments in Mutual Funds divided by the Mutual Fund Price.

(b) Interest or Dividends on Mutual Funds. On each Fund Addition Date, a determination will be made as to the number of units (including fractional units) of the Mutual Fund that will be credited to a Participant’s account as of the Fund Addition Date. On the Fund Addition Date, an amount equal to the number of units of the Mutual Fund credited to a Participant’s account multiplied by the amount of the interest or dividend per unit of the Mutual Fund will be credited to such Participant’s account, or other fund determined by the Committee. Interest payments or other distributions will be deemed reinvested in additional units of the Mutual Fund at prevailing market prices on the Fund Addition Date.

8. Effective July 1, 2022, Section 3.4 of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

3.4 Valuation

Except for changes resulting from Plan investment fund exchanges described in Section 2.3(b) the notional value of a Participant’s accounts will be updated daily (through the applicable valuation date described in Section 5.2) to reflect any increases or decreases in the value of the Participant’s hypothetical investment.

The account of a Participant with a hypothetical investment in Mutual Funds will be debited by an amount representing a quarterly fee. The amount of the quarterly fee will be determined by multiplying the value of the Participant’s hypothetical investment in such funds, as described above, by a decimal determined by the Company. The Company will from time to time review this calculation and may change the decimal factor used in this calculation.

9. Effective July 1, 2022, Section 8.5 of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

22

8.5 Voting Rights

Participants’ accounts under the Plan are bookkeeping accounts and, accordingly, Participants will not have any voting rights with respect to any common shares or any units or other interests in Mutual Funds deemed allocated to any Participant’s account.

10. In all other respects, the terms of the Plan are hereby ratified and affirmed.

23

IN WITNESS WHEREOF, Royal Bank of Canada has caused this amendment to be executed by its duly authorized officer this 19 day of May, 2022.

ROYAL BANK OF CANADA

By:	/s/ David Schwarz

Its:	SVP, Compensation & Benefits

24

AMENDMENT NO. 2 AND PROSPECTUS SUPPLEMENT TO

Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan (As of January 1, 2020)

WHEREAS: Royal Bank of Canada (the “Company”) has previously adopted, and currently maintains, the Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”), amended and restated as of January 1, 2020, which was most recently amended as of July 1, 2022; and

WHEREAS: The Company has reserved the right, under Section 9 of the Plan, to amend the Plan at any time; and

WHEREAS: The Company wishes to amend the Plan, effective January 1, 2023, to: (a) change the production level for Plan eligibility from $550,000 to $600,000, (b) clarify the process and timing for distributions following a Participant’s death, and (c) permit reducing or otherwise offsetting cash distributions to satisfy any outstanding debt or obligation owed by a Participant to the Employers or their Affiliates.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. All references to “$550,000” in Section 2.1(a) of the Plan are hereby deleted and “$600,000” is substituted therefor.

2. Section 5.2(c) of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“(c) Death Distributions. If the Participant becomes vested in the Participant’s Account Balance pursuant to Section 4.1(b), the Participant’s entire Account Balance will be transferred to an investment at the Plan Interest Rate as soon as practical after the Plan receives notification of the Participant’s death, and any Deferred Compensation contributions for the Plan Year that are credited to the Participant’s account after the Participant’s death shall also be transferred to an investment at the Plan Interest Rate as of the date they are credited. Distribution of the Participant’s entire Account Balance will be made in a single payment to such Participant’s beneficiaries as soon as feasible after the Plan receives notification of the Participant’s death or, if later, the date on which all Deferred Compensation contributions have been credited, but in no event later than the end of the Plan Year following the Plan Year the Participant died. The value of the vested Account Balance will be determined as of the date of distribution.”

3. Section 5.3 of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“5.3 Form of Distributions. A Participant’s Account Balance will be distributed in cash, less the amount of cash needed to satisfy withholding requirements with respect to all applicable federal, state and local taxes; provided, however, that a Participant’s cash distribution may be further reduced or otherwise offset to satisfy any outstanding debt or obligation owed by the Participant to any of the Employers or their Affiliates, to the extent so permitted under Code Section 409A.”

4. In all other respects, the terms of the Plan are hereby ratified and affirmed.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Royal Bank of Canada has caused this amendment to be executed by its duly authorized officer this 02 day of November, 2022.

ROYAL BANK OF CANADA

By:	/s/ David Schwarz

Its:	SVP, Compensation & Benefits

3

AMENDMENT NO. 3 AND PROSPECTUS SUPPLEMENT TO

Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan (As of January 1, 2020)

WHEREAS: Royal Bank of Canada (the “Company”) has previously adopted, and currently maintains, the Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”), which was most recently amended and restated as of January 1, 2020, which was most recently amended as of January 1, 2023; and

WHEREAS: The Company has reserved the right, under Section 9 of the Plan, to amend the Plan at any time; and

WHEREAS: The Company wishes to amend the Plan, effective January 1, 2024, to (a) change all Plan references to the “Chairman Council” to reflect its replacement by the “Premier Council” and the “Executive Council,” and (b) clarify that PCG Associate Complex Directors are not eligible for the Plan unless notified in writing on a case-by-case basis.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 2.1(a)(i) of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“(i) Employees classified as “Financial Advisors” (excluding those Financial Advisors who are also classified as “Institutional Middle Market”) by their Employer and whose production levels for the preceding Fiscal Year are at least $550,000, but do not qualify for President, Premier, or Executive Council.”

2. Section 2.1(a)(ii) of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“(ii) Employees classified as “Branch Directors” by their Employer and whose production levels for the preceding Fiscal Year are at least $550,000, but do not qualify for President, Premier, or Executive Council.”

3. Section 2.1(a)(iii) of the Plan is hereby deleted in its entirety, and the following is substituted therefor:

“(iii) Employees (including newly hired employees) classified as “PCG Branch Network Directors”, as “PCG Complex Directors,” as “PCG Divisional Directors,” as “Institutional Middle Markets Sales – Financial Advisors” or as “Institutional Middle Market – Head.”

4. A new Section 2.1(a)(viii) is hereby added to the Plan, to read as follows:

“(viii) Employees who hold positions classified by their Employer as similar to those referenced in (iii) above and who are notified in writing that they are eligible to participate in the Plan.”

5. In all other respects, the terms of the Plan are hereby ratified and affirmed.

2

IN WITNESS WHEREOF, Royal Bank of Canada has caused this amendment to be executed by its duly authorized officer this 1 day of November, 2023.

ROYAL BANK OF CANADA

1.)	By:	David Schwarz

/s/ David Schwarz

	Its:	SVP, Compensation & Benefits

2.)	By:	Katharine Liu

/s/ Katharine Liu

	Its:	VP, Compensation

3

AMENDMENT NO. 4 AND PROSPECTUS SUPPLEMENT TO

Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan (As of January 1, 2020)

WHEREAS: Royal Bank of Canada (the “Company”) has previously adopted, and currently maintains, the Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”), which was most recently amended and restated as of January 1, 2020, which was most recently amended as of January 1, 2024; and

WHEREAS: The Company has reserved the right, under Section 9 of the Plan, to amend the Plan at any time; and

WHEREAS: The Company wishes to amend the Plan, effective May 1, 2024, to reflect the replacement of the RBC Interest Account with the Vanguard Federal Money Market Fund as the Plan’s default investment option.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. A new definition of “Default Investment Option” is hereby added to Section 1.2 of the Plan, to read as follows:

““Default Investment Option” means a Plan investment option, the primary objective of which is the preservation of capital, as selected from time to time by the Committee in its discretion.”

2. The definition of “Plan Interest Rate” in Section 1.2 of the Plan is hereby deleted in its entirety.

3. Section 2.3(a) of the Plan is hereby amended by replacing the phrase “at the Plan Interest Rate” with “in the Default Investment Option”

4. Section 3.2 of the Plan is hereby deleted in its entirety, and the following new Section 3.2 is substituted in its place:

“3.2 Default Investment Option

Participants may elect to have all or a portion of their Deferred Compensation invested in the Default Investment Option.”

5. Section 5.2(c) of the Plan is hereby amended by replacing the phrase “at the Plan Interest Rate” with “in the Default Investment Option” in each place it appears.

6. In all other respects, the terms of the Plan are hereby ratified and affirmed.

IN WITNESS WHEREOF, Royal Bank of Canada has caused this amendment to be executed by its duly authorized officer this 11 day of April, 2024.

ROYAL BANK OF CANADA

By:	/s/ David Schwarz

Its:	SVP, Compensation & Benefits

ROYAL BANK OF CANADA

By:	/s/ Katharine Liu

Its:	VP, Compensation

2

AMENDMENT NO. 5 AND PROSPECTUS SUPPLEMENT TO

Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan (As of January 1, 2020)

WHEREAS: Royal Bank of Canada (the “Company”) has previously adopted, and currently maintains, the Royal Bank of Canada Employee Deferred Advantage Plan (the “Plan”), which was most recently amended and restated as of January 1, 2020, which was most recently amended as of May 1, 2024; and

WHEREAS: The Company has reserved the right, under Section 9 of the Plan, to amend the Plan at any time; and

WHEREAS: The Company wishes to amend the Plan, effective January 1, 2025, to change the production level for Plan eligibility from $600,000 to $660,000.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective January 1, 2025, all references to “$600,000” in Section 2.1(a) of the Plan are hereby deleted and “$660,000” is substituted therefor.

2. In all other respects, the terms of the Plan are hereby ratified and affirmed.

IN WITNESS WHEREOF, Royal Bank of Canada has caused this amendment to be executed by its duly authorized officer this 04 day of October, 2024.

ROYAL BANK OF CANADA

By:	/s/ Sherena Jeske
Its:	Director, US Retirement & Benefits

ROYAL BANK OF CANADA

By:	/s/ Chanel Watkins
Its:	Manager, US Benefits & Wellness